Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

Assistant Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Reports Third Quarter 2007 Financial Results

BRANFORD, Conn., – October 25, 2007 – CuraGen Corporation (NASDAQ: CRGN), a clinical-stage biopharmaceutical company focused on oncology, today reported its financial results for the third quarter of 2007. For the quarter ended September 30, 2007, CuraGen reported a net loss of $9.9 million, or $0.18 per share, compared to a consolidated net loss of $15.9 million, or $0.29 per share, for the same period in 2006.

As of September 30, 2007, CuraGen had cash and investments of $153.6 million. Of the available cash and investments, $14.4 million is classified as restricted cash until August 2008 and relates to funds held in escrow following the sale of CuraGen’s ownership in 454 Life Sciences. At the end of the third quarter, CuraGen had outstanding convertible debt of $109.4 million, compared to $176.2 million at September 30, 2006.

During the third quarter, $9.7 million of cash and investments was used to support continuing operations, which excluded payments of $1 million for severance and related benefits. Cash and investments used during the quarter was offset by proceeds of $2.8 million primarily from the sale of assets disposed of in connection with the previously announced closure of the BPS facility and $6.3 million from the sale of long-term marketable securities.

“We believe that CuraGen’s cash position provides us with the resources and flexibility to advance our products through value-creating milestones and potentially bring them to market,” commented Dr. Timothy Shannon, President and Chief Executive Officer of CuraGen. “We continue to focus our clinical development efforts on belinostat, our HDAC inhibitor that is currently in a broad Phase II program exploring multiple indications, and on CR011-vcMMAE, which is treating patients with metastatic melanoma in a Phase I dose escalation trial. An update on these programs will be provided on Thursday, October 25th after clinical trial results are presented at the AACR-NCI-EORTC International Conference. These results, along with additional belinostat data being reported in December at the 2007 ASH Annual Meeting, will allow us to shape our plans to move our first product into Phase III in 2008.”

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a dedicated clinical-stage biopharmaceutical company developing diverse approaches for the treatment of cancer including belinostat and CR011-vcMMAE. By leveraging drug development strengths cultivated over the years, CuraGen expects to make a difference by advancing its promising therapeutics to address the unmet medical needs of cancer patients. CuraGen Corporation is headquartered in Branford, Connecticut. For additional information please visit www.curagen.com.

Safe Harbor

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s future cash and investment positions, the timing and expected results of our clinical programs, and the development and marketability of planned drugs, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights, as well as those risks, uncertainties and factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CuraGen from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. CuraGen is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CRGN-F

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Collaboration revenue	$22	—	$66	$2,284

Operating expenses:
Research and development	8,074	10,692	30,480	33,139
General and administrative	2,568	3,556	9,631	10,287
Restructuring and other charges	1,058	—	8,537	—

Total operating expenses	11,700	14,248	48,648	43,426

Loss from operations	(11,678)	(14,248)	(48,582)	(41,142)
Interest income	1,861	1,742	4,060	5,452
Interest expense	(1,273)	(2,334)	(4,172)	(7,019)
Gain on extinguishment of debt	169	—	169	—
Gain on sale of long-term marketable securities	973	—	973	—

Loss from continuing operations before income tax benefit	(9,948)	(14,840)	(47,552)	(42,709)
Income tax benefit	50	52	160	161

Loss from continuing operations	(9,898)	(14,788)	(47,392)	(42,548)

Discontinued operations:
Loss from discontinued operations	—	(1,092)	(2,991)	(1,495)
Gain on sale of subsidiary	—	—	78,352	—

Net (loss) income from discontinued operations	—	(1,092)	75,361	(1,495)

Net (loss) income	$(9,898)	$(15,880)	$27,969	$(44,043)

Basic and diluted net loss per share from continuing operations	$(0.18)	$(0.27)	$(0.85)	$(0.77)
Basic and diluted net (loss) income per share from discontinued operations	—	(0.02)	1.35	(0.03)

Basic and diluted net (loss) income per share	$(0.18)	$(0.29)	$0.50	$(0.80)

Weighted average number of shares used in computing basic and diluted net (loss) income per share	55,965	54,932	55,699	54,784

SELECTED BALANCE SHEET INFORMATION

	September 30, 2007	December 31, 2006
	(unaudited)
Cash and investments (excluding restricted cash)	$139,217	$164,393
Restricted cash	14,366	—
Working capital	147,630	95,985
Total assets	158,497	227,294
Convertible subordinated debentures	109,391	176,228
Total long-term liabilities	110,499	111,174
Accumulated deficit	485,003	512,972
Stockholders' equity	39,678	8,767